Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Number 333-127737) of BankFinancial Corporation, of our reports dated March 8, 2007, with respect to the consolidated financial statements of BankFinancial Corporation and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in this Annual Report on Form 10-K of BankFinancial Corporation for the year ended December 31, 2006.

Crowe Chizek and Company LLC

Oak Brook, Illinois

March 14, 2007